EXHIBIT 99.2

STRYKER ANNOUNCES $750 MILLION SHARE REPURCHASE PROGRAM AND DECLARES A $0.15 PER SHARE QUARTERLY DIVIDEND

Kalamazoo, Michigan - December 3, 2009 -- Stryker Corporation (NYSE:SYK) announced today that its Board of Directors has authorized the Company to repurchase up to $750 million of its common stock.  The manner, timing and amount of any purchases will be determined by the Company's management based on their evaluation of market conditions, stock price and other factors and will be subject to regulatory considerations.  Purchases may be made from time to time in the open market, in privately negotiated transactions or otherwise.  The Company had 397.7 million shares of common stock outstanding as of October 31, 2009.

In addition, the Company announced that its Board of Directors has declared its first quarterly dividend of $0.15 per share payable January 29, 2010 to shareholders of record at the close of business on December 30, 2009.  As previously announced, the Company's Board of Directors modified its dividend policy to adopt a quarterly payment schedule in lieu of an annual dividend at its October 2009 meeting.

"We continue to be pleased with our strong financial position," commented Stephen P. MacMillan, President and Chief Executive Officer.  "The actions of our Board of Directors today again demonstrate that we have the strength to continue to pursue investments in our business while returning significant capital to our shareholders through share repurchases and dividends."

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

CONTACT:     Katherine A. Owen

                        Vice President, Strategy and Investor Relations

                        269-385-2600